Contact:   ClearOne Communications, Inc.
                  Investor Relations
                  (801) 303-3555

CLEARONE REPORTS FISCAL 2009 FOURTH QUARTER
AND FULL-YEAR FINANCIAL RESULTS

Salt Lake City, UT – October 14, 2009 – ClearOne Communications, Inc. (NASDAQ: CLRO) today reported financial results for the fourth quarter and fiscal year ended June 30, 2009.

Full Year Results
Revenue for fiscal 2009 was $35.7 million compared with $38.8 million in fiscal 2008.  Gross profit, which included a $2.3 million inventory write-off, was $20.4 million, or 57% of revenue, compared with gross profit for fiscal 2008, which included a $136,000 inventory write-off, of $22.6 million, or 58% of revenue.  Excluding the inventory write-offs, gross profit was $22.7 million, or 64% of revenue, compared with fiscal 2008 gross profit of $22.7 million, or 59% of revenue.  Operating income increased to $2.8 million from $1.1 million last year.  Operating income was $2.8 million compared with $1.1 million in the same period of fiscal 2008.  Net income was $2.2 million, or $0.24 per diluted share, compared with fiscal 2008 net income of $5.3 million, or $0.49 per diluted share, which included a gain on the disposal of discontinued operations, net of tax, of $16,000.

“Our revenue in fiscal 2009 was impacted by global economic conditions, including a worldwide decline in technology spending,” said Zee Hakimoglu, president, chief executive officer and chairman of ClearOne.  “Over the course of the last year however, we made substantive improvements to manufacturing efficiencies and reduced overall expenses.

“Looking ahead, we are seeing signs of improvement.  We are planning a number of key new product launches in fiscal 2010.  We believe our broad and innovative product offering complements and adds value to the conferencing experience, including existing and emerging venues such as personal and web-based and collaborative conferencing.”

In the fiscal 2009 fourth quarter, the company recognized the receipt of a $1.1 million insurance settlement payment.  Financial results for fiscal 2008 included the reversal of a $4.7 million valuation allowance recorded against deferred tax assets and a $3.3 million accrual for a contingent liability associated with indemnification agreements with two former officers.

Fourth Quarter Results
Revenue for the fiscal 2009 fourth quarter decreased to $7.1 million from $9.6 million in the same quarter of last year.  Gross profit declined to $3.2 million, or 45% of revenue, from $5.5 million, or 58% of revenue, for the prior year period.  Operating loss was $945,000 compared with $639,000 in the same period of fiscal 2008.  Net loss was $402,000, or $0.04 per share, versus fiscal 2008 fourth quarter net income of $3.2 million, or $0.31 per diluted share.

At June 30, 2009, the company had cash, cash equivalents, and investments of $11.9 million and no long-term debt.

About ClearOne
ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications.  The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication.  For more information, visit ClearOne’s website at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated.  Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.  Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.

CLEARONE COMMUNICATIONS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands of dollars, except per share amounts)

	Three Months
	Ended June 30,		Years Ended June 30,
	2009	2008	2009	2008

Revenue	$7,060	$9,572	$35,700	$38,758
Cost of goods sold	3,887	4,029	15,323	16,204
Gross profit	3,173	5,543	20,377	22,554
Operating expenses:
Sales & marketing	1,928	1,853	7,529	6,673
Research and product development	2,111	2,394	7,541	7,070
General and administrative	1,179	1,935	3,631	7,669
Lumbermens Settlement	(1,100)	-	(1,100)	-
Total operating expenses	4,118	6,182	17,601	21,412
Operating income (loss)	(945)	(639)	2,776	1,142
Total other income (expense), net	225	157	446	1,005
Income from continuing operations before income taxes	(720)	(482)	3,222	2,147
(Provision) benefit for income taxes	318	3,711	(995)	3,096
Income from continuing operations	(402)	3,229	2,227	5,243
Income from discontinued operations	-	-	-	16
Net income (loss)	$(402)	$3,229	$2,227	$5,259

Diluted earnings (loss) per common share from continuing operations	$(0.04)	$0.31	$0.24	$0.49
Diluted earnings per common share from discontinued operations	$-	$-	$-	$0.00
Diluted earnings per common share	$(0.04)	$0.31	$0.24	$0.49
Diluted weighted average shares outstanding	9,047,260	10,424,149	9,338,320	10,798,281

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